                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                               PJ America, Inc.

                                      at

                              $8.75 Net Per Share

                                      by

                             PJ Acquisition Corp.

                                                                  July 20, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   PJ Acquisition Corp. (the "Purchaser"), a Delaware corporation formed by certain directors, officers and principal stockholders (the "Investor Group") of PJ America, Inc. ("PJAM"), offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares") of PJAM (other than Shares owned by the Purchaser and the Investor Group) at a price of $8.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 20, 2001 and the related Letter of Transmittal (which together with any amendments or supplements thereto constitute the "Offer").

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase dated July 20, 2001;

    2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
 Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to National City Bank (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase);

    4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to the stockholders of PJAM from PJAM's Board of Directors, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated July 20, 2001, which has been filed with the Securities and Exchange Commission, which includes the recommendation of the Board that the stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer; and

    6. Return envelope addressed to National City Bank, the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON MONDAY, AUGUST 20, 2001, UNLESS THE OFFER IS EXTENDED.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the

"Book-Entry Transfer Facility") pursuant to the procedures set forth under "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

   If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedure set forth under "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

   In order to accept the Offer, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other required documents should be sent to the Depositary by 12:00 Midnight, Eastern Daylight time, on Monday, August 20, 2001 unless the Offer is extended.

   If you have questions with respect to the Offer or need additional copies of the enclosed materials, you can call the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          PJ Acquisition Corp.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PJ ACQUISITION CORP., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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